                                                                     EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                            UNIT INSTRUMENTS, INC.

                                  **********


     Michael J. Doyle the President and Gary N. Patten the Secretary of Unit Instruments, Inc., a corporation duly organized and existing under the laws of the State of California, do hereby certify:

     1. That Michael J. Doyle is the President and that Gary N. Patten is the Secretary of Unit Instruments, Inc., a California corporation.

     2. That the articles of incorporation of this corporation were filed with the Secretary of State on the 25th day of March, 1980.

     3. That the amendment to the articles of incorporation of this corporation and a restatement of the articles of incorporation, which shall include said amendment, were duly approved by the board of directors.

     4. That the articles of this corporation are amended and restated to read as follows:

                               ARTICLE ONE: NAME

     The name of the Corporation is: Unit Instruments, Inc.


                              ARTICLE TWO: PURPOSE

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


               ARTICLE THREE: LIMITATION OF DIRECTORS' LIABILITY

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
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                         ARTICLE FOUR: INDEMNIFICATION

     This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code.


                        ARTICLE FIVE: AUTHORIZED SHARES

     This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 12,000,000, par value $.15 per share, and the number of shares of Preferred Stock authorized to be issued is 2,000,000, par value $.0l per share.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine the number of series into which the shares of Preferred Stock may be divided, and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the designation and number of shares constituting any series prior to the issue of shares of that series and to increase or decrease, within the limits stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                             ARTICLE SIX: DIRECTORS

     The number of directors of the corporation may be fixed from time to time by resolution of the board of directors but shall not be less than four nor more than seven. Upon becoming a listed corporation within the meaning of Section
301.5 of the California Corporations Code cumulative voting shall be eliminated.

                ARTICLE SEVEN: ACTION BY CONSENT OF SHAREHOLDERS

     Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action to be so taken, shall be signed by the holders of all of the outstanding shares entitled to vote thereon.

                        ARTICLE EIGHT: AGENT FOR SERVICE

     The name and address in the State of California of the Corporation's initial agent for service of process is CT Corporation System, 818 W. Seventh Street, Los Angeles, CA 90017.

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     5.  That the designation and total number of outstanding shares entitled to vote on the amendment and the restatement of the articles of incorporation and the minimum percentage vote required of each class entitled to vote on said amendment and restatement of the articles of incorporation for approval thereof are as follows:

                                Number of shares         Minimum percentage
                              outstanding entitled        vote required to
                              to vote the amendment     approve the amendment
Designation                    and the restatement       and the restatement
- -----------                   ---------------------     ---------------------
Common Shares                  1,000 Common Shares       More than 50 Percent


     6. That the number of shares of each class which gave written consent to said amendment and restatement of the articles of incorporation of this Corporation equalled or exceeded the minimum percentage vote required to approve said amendment and restatement as set forth in Article 4 of this certificate.

     7. That the foregoing amendment and restatement has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporation Code.

     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed at _____________________, on November 10, 1995.



                                    ------------------------------------
                                        Michael J. Doyle, President


                                    ------------------------------------
                                         Gary N. Patten, Secretary


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